Exhibit (p)(2)

Samsung Asset Management (New York), Inc.

Code of Ethics

Amended as of

MAY 2023

Table of Contents

I.	OVERALL STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS..3	3

II.	DISTRIBUTION OF CODE OF ETHICS	4

III.	GENERAL REQUIREMENTS	4

IV.	CONFLICTS OF INTEREST DISCLOSURES	5

V.	OUTSIDE BUSINESS ACTIVITIES	5

VI.	PROTECTION OF MATERIAL NONPUBLIC INFORMATION	6

A.	Confidentiality Requirements	6

B.	Protection of Investment Recommendations and Client Information	6

C.	Intellectual Property - Ownership/Assignment	7

D.	Misuse of Material Nonpublic Information and Insider Trading Prohibitions	7

E.	Dissemination of Rumors	9

VII.	PERSONAL SECURITIES HOLDINGS AND TRADING	9

A.	General Policy	10

B.	Initial and Annual Holdings Reports	10

C.	Quarterly Transaction Reports	11

D.	Duplicate Confirmations and Statements	12

E.	Securities Transaction Prohibitions and Requirements	13

VIII.	GIFTS AND ENTERTAINMENT	14

IX.	CONTACT WITH THE MEDIA	15

X.	POLITICAL CONTRIBUTIONS	16

XI.	USE OF CONSULTANTS AND REPRESENTATIVES	16

XII.	EQUAL EMPLOYMENT OPPORTUNITY	17
XIII.	HEALTH, SAFETY AND ENVIRONMENT	17

XIV.	EMPLOYEE TRAINING	17

XIII.	REPORTING CODE OF ETHICS VIOLATIONS & REMEDIAL ACTIONS.	17

XIV.	INTERPRETATIONS AND EXCEPTIONS	19

This Code of Ethics is intended to comply with the requirements of the Code of Ethics Rule, Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

I.	OVERALL STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

Samsung Asset Management (New York), Inc. (“SAM NY” and sometimes “we/our”) strives to conduct its business in compliance with all applicable laws and with the highest ethical standards in keeping with our fiduciary duties to clients. Accordingly, SAM NY has established this Code of Ethics to confirm our core ethical values and standards of conduct required of “supervised persons” and all SAM NY’s officers, directors, employees within the meaning of Section 202(a)(25) of the Advisers Act (collectively, “Employees”).1

In particular, SAM NY has established the following core values and related standards of conduct for our Employees. These values and standards reflect the culture of SAM NY and are to be adhered to with a spirit of openness, integrity, honesty, and trust.

•	Our duty is to place the interests of our clients first. We will place the financial and business interests of our clients before our own personal financial and business interests. At all times, we will act in good faith in the best interests of our clients and will seek to avoid the appearance of a conflict of interest with a client.

•	We will comply with all applicable laws and regulations, including all applicable federal securities laws.[2] We also will strive to observe the spirit as well as the letter of the law.

•	We will conduct ourselves within the business and public communities with integrity, honesty, and respect. In doing this, we will strive to maintain our reputation and to avoid activities that might negatively reflect on SAM NY. We will also contribute our talent and resources to serve the communities in which we live and work.

•	We will seek to avoid conflicts (or even the appearance of conflicts) between our personal interests on the one hand and those of SAM NY and/or our clients on the other hand. All business dealings by an Employee with third parties on behalf of SAM NY should be on an arms-length basis based upon the business interests of SAM NY, without influence by any outside business or personal interests of such person.

1 ‘‘Supervised person’’ means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

2 Federal securities laws means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), title V of the Gramm- Leach-Bliley Act (Pub. L. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

•	We will create and maintain a high quality work environment that attracts, retains, and develops talented people.

•	We will develop business continuity methods within each function by providing back-up for systems and key people.

Many of the other provisions of this Code of Ethics derive from the foregoing standards and values and are intended to provide guidance for specific situations.

II.	DISTRIBUTION OF CODE OF ETHICS

1.	The Chief Compliance Officer (“CCO”) shall provide all Employees with a copy of this Code of Ethics and all amendments hereto. The CCO shall provide each new Employee with a copy of this Code of Ethics on his/her first day of employment.

2.	Each Employee must review this Code of Ethics and execute the written acknowledgment attached as Exhibit A Attestation of Compliance with the Code of Ethics on an annual basis, per amendment, or as requested by the CCO or Management.

•	Each new Employee shall execute the acknowledgment within ten (10) business days of the commencement of employment.

III.	GENERAL REQUIREMENTS

1.	It is important that Employees take seriously their individual obligation to ensure that SAM NY conducts its business according to the highest legal and ethical standards possible.

2.	Employees must refer to this Code of Ethics for guidance if the Employee is unfamiliar with or has questions regarding any of SAM NY’s standards of conduct or ethical practices.

3.	Employees with questions regarding the information contained in this Code of Ethics must ask the CCO for additional information and further explanation.

4.	Failure to comply with this Code of Ethics jeopardizes SAM NY’s reputation and our ability to conduct our operations and may result in disciplinary action being taken against those persons in violation of SAM NY’s policy, up to and including suspension or termination of employment.

IV.	CONFLICTS OF INTEREST DISCLOSURES

1.	Employees who become aware of any possible conflict of interest involving the Employee and/or his/her family members or persons living in the Employee’s household on the one hand and SAM NY on the other hand must report it to the CCO.

2.	Employees must report to management any situation in which a member of a person’s immediate household holds a position that is or could cause a conflict of interest for SAM NY. Examples include, an immediate family member who works at another registered investment adviser, broker-dealer, material service provider who does or is seeking to do business with SAM NY, and/or public company.

3.	Employees must obtain the prior written consent of the CCO, who will consult with senior management, before accepting an outside position for work or services because this will be presumed to be a conflict of interest.

4.	In general, Employees should not engage in any activities or interests that could be considered detrimental or inappropriate to SAM NY or its business reputation.

5.	Such Employees must use the Conflict of Interest Disclosure Statement attached hereto as Exhibit B Conflict of Interest Disclosure Statement.

6.	If any situation develops that requires disclosure, or if you have any doubt about whether a particular situation involves a conflict of interest, please disclose.

V.	OUTSIDE BUSINESS ACTIVITIES

1.	SAM NY’s name may only be used in connection with an activity or transaction that has been previously authorized by the SAM NY. Under no circumstances shall any person exploit the Firm name or his or her relationship with the Firm.

2.	Employees must obtain the prior written consent of the CCO, who will consult with senior management, before acting as a director, trustee, officer, employee or agent of any other business or institution with which SAM NY or its affiliates have a competitive or significant business relationship (to the extent such is reasonably known), regardless of whether or not payment is received.

3.	Employees must report all outside business activities to the CCO whether volunteer or for compensation. Outside business activities include, for example, positions on a non-profit board of directors, independent contractor services, ownership of business entities, and other activities outside of SAM NY employment.

4.	Employees must use the attached Exhibit C Form For Outside Business Activities for preclearing and reporting outside business activities.

VI.	PROTECTION OF MATERIAL NONPUBLIC INFORMATION

A.	CONFIDENTIALITY REQUIREMENTS

All Employees shall keep confidential, and not use or disclose to any third-parties, any of SAM NY’s proprietary and/or other confidential business information, which includes, but is not limited to, its and/or its clients’ or investors’ financial condition, ideas, discoveries, methods, systems, processes, operational methods, profit margins, client and prospective client lists and client-related information, including, but not limited to, information regarding their names, addresses and telephone numbers, investment recommendations and positions, portfolio transactions, annual incomes, net worth, age, occupation, tax bracket, investment goals and objectives, strategic and business plans, forecasts and analyses, financial models, internal financial information, vendors and vendor terms, agreements and relationships, business acquisition and expansion plans, and/or marketing and administrative information.

Whether inside or outside SAM NY and its facilities, each Employee shall take any and all reasonable precautions to protect all such information from inadvertent and/or deliberate disclosure. The confidentiality requirements and restrictions set forth herein apply to Employees and others working on behalf of SAM NY both during and subsequent to the Employee’s employment or contractual relationship (“employment”) with SAM NY.

All notes, records, sketches, memoranda, files, recordings, e-mail, and other documents or things obtained by, prepared by and/or provided to any persons, or otherwise made, produced or compiled during a person’s employment by SAM NY, which contain any confidential or proprietary information or data, regardless of the medium in which any such information is preserved, are and shall remain the sole and exclusive property of SAM NY and shall be given and/or returned to SAM NY upon SAM NY’s request or upon an Employee’s termination, resignation, dismissal and/or departure from SAM NY.

B.	PROTECTION OF INVESTMENT RECOMMENDATIONS AND CLIENT INFORMATION

Particular emphasis should be placed on maintaining the confidentiality of any material nonpublic information about SAM NY’s investment recommendations and client securities holdings and transactions. The only Employees who should have access to any personal or account information of clients are those Employees who need to know that information in the course of their job responsibilities. Additional procedures for the physical safeguarding and security of client information by SAM NY and its service providers are set forth in SAM NY’s Compliance Manual.

C.	INTELLECTUAL PROPERTY - OWNERSHIP/ASSIGNMENT

Any and all ideas, designs, inventions, original works of authorship, derivative works, software, business formulas, formula models, trademarks, service marks, improvements, trade secrets, and the like, which are developed, conceived, invented, formulated, created, discovered, learned, produced, reduced to practice, and/or otherwise generated by an Employee, whether individually or otherwise, during that Employee’s employment by SAM NY, whether or not during working hours, that relate to (i) the business and/or activities of SAM NY, (ii) SAM NY’s anticipated or actual research or analysis or (iii) any work performed by an Employee for or on behalf of the SAM NY, shall be the sole and exclusive property of SAM NY, and SAM NY shall own any and all right, title and interest to such. Each Employee assigns, shall assign and agrees to assign to SAM NY any and all right, title and interest in and to any and all such ideas, copyrights, original works of authorship, derivative works, software, business formulas, formula models, trademarks, service marks, improvements, trade secrets, and the like, whenever requested to do so by SAM NY, at SAM NY’s expense, and each Employee shall execute any and all applications, assignments or other instruments or documents which SAM NY deems desirable or necessary to protect such interests and/or to confirm and/or record its ownership and/or rights therein.

D.	MISUSE OF MATERIAL NONPUBLIC INFORMATION AND INSIDER TRADING Prohibitions

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. The following provisions are intended to comply with Sections 204A and 206 of the Advisers Act.

Section 206 of the Advisers Act makes the following activities unlawful for certain persons, including any employee of SAM NY, in connection with the purchase or sale by such person of a security:

•	Employ any device, scheme or artifice to defraud a client account.
•	Engage in any act, practice or course of business, which operates or would operate, as a fraud or deceit upon a client account.
•	Engage in any fraudulent, deceptive or manipulative practice with respect to a client account.
•	Make any untrue statement of a material fact.
•	Act or trade on inside information.

SAM NY forbids any Employee from trading, either personally or on behalf of others, including accounts managed by SAM NY, on any nonpublic information, or communicating l nonpublic information to others in violation of the law (commonly referred to as “tipping”). This conduct is frequently referred to as “insider trading.” SAM NY’s policy applies to all Employees and extends to activities within and outside their duties at SAM NY. Any questions regarding SAM NY’s policy and procedures should be referred to the firm’s CCO.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

Although the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material nonpublic information, or

•	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

•	communicating material nonpublic information to others.

The concept of “insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A “temporary insider” can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, SAM NY may become a “temporary insider” of a company it advises or for which it performs other services. For that to occur the company must expect SAM NY to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before SAM NY will be considered an “insider.”

“Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, initial public offerings, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal. or other publications of general circulation would be considered public. Once nonpublic information has been disclosed to the market place, no employee may trade the affected security until sufficient time has elapsed for the market place to assimilate such information, which is typically 24 hours after the disclosure. Additionally, limited disclosure of nonpublic information is insufficient to permit trading in the affected security. For example, the issuance of a press release by a company in and or itself is not necessarily enough if the release is not picked up by a national wire service or published in a national newspaper.

Before trading in the securities of a company about which an Employee may have potential inside information, the Employee should consider:

•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, the Employee believes that the information is material and nonpublic, or if the employee has questions as to whether the information is material and nonpublic, he or she should take the following steps.

•	Report the matter immediately to the CCO or another member of management.

•	Do not purchase or sell the securities.

•	Do not communicate the information inside or outside of SAM NY, other than to management.

•	After SAM NY’s management has reviewed the issue, the employee will be instructed to continue the prohibitions against trading and communication, or will be allowed to trade and communicate the information.

In addition, Employees should take care that any material non-public information is secure. For example, such information should be kept in sealed files and access to computer files containing material nonpublic information should be restricted.

E.	DISSEMINATION OF RUMORS

All Employees are also expressly prohibited from knowingly spreading as fact any rumor they know to be false concerning any company, or any purported market development, with the purpose and design to impact trading in or the price of that company’s or any other company’s securities (including any associated derivative instruments), and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the spreading of false rumors, or any other form of illegal market manipulation, via any media, including, but not limited to email, instant messages, text messages, blogs or chat rooms.

VII.	PERSONAL SECURITIES HOLDINGS AND TRADING

Within this section:

A.	General Policy
B.	Initial and Annual Holdings Reports
C.	Quarterly Transaction Reports
D.	Duplicate Statements

E.	Securities Transactions Prohibitions and Requirements
o	Overall Restrictions
o	Restricted List
o	Preclearance Requirements
▪	Private Placements
▪	IPOs
▪	Over de minimis amounts

A.	GENERAL POLICY

SAM NY’s personal trading and holdings reporting policies are designed to uphold the highest standards of integrity, to comply with laws and regulations, and to reduce real and perceived conflicts of interests between Employees’ personal transactions and the investment transactions the Firm makes on behalf of its clients. Each Employee is expected to devote his or her workdays to serving the interests of SAM NY’s advisory services. .

B.	INITIAL AND ANNUAL HOLDINGS REPORTS

The Code of Ethics Rule requires that our Employees report certain holdings to SAM NY. Specifically, within 10 days of employment and annually thereafter—at a 12 month time designated by our CCO—each Employee must report holdings to the CCO as follows:

•	Each holding report must contain:

o	(A) The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

o	(B) The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

o	(C) The date the access person submits the report.

•	The information above for the holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.

•	Employees may use the attached Exhibit D Form for Personal Securities Initial/Annual Holdings Reports.All Employees must certify that the information submitted is accurate and complete.

o	Please note the even where an account does not hold reportable securities, the Employee must provide certain minimum information on that account that directly or indirectly benefits the Employee.

o	Please consult directly with the CCO for accounts held for your direct or indirect benefit but for which you do not have any direct or indirect control, including for example accounts managed on a discretionary basis by a third-party money manager. The CCO likely will obtain important but minimal information to ensure compliance with the Code of Ethics Rule and the SEC’s expectations.

o	Please consult directly with the CCO for accounts of immediate family members living in your household to determine if the presumption that these accounts need to be included can be overcome.

o	Please follow all the instructions on the attached Exhibit D; it is the Employee’s responsibility to report on all applicable accounts, so each Employee must coordinate with the CCO to determine which accounts must be reported.

•	Employees shall annually attest using the attached Exhibit F, Annual Attestation for Holdings and Transaction Reporting.

C.	QUARTERLY TRANSACTION REPORTS

The Code of Ethics Rule requires that our Employees report transactions on a quarterly basis to SAM NY. Specifically, each Employee must report transactions on a quarterly basis to the CCO as follows:

•	Each transaction report must contain:

o	(A) The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

o	(B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

o	(C) The price of the security at which the transaction was effected;

o	(D) The name of the broker, dealer or bank with or through which the transaction was effected; and

o	(E) The date the access person submits the report.

•	The information above for the quarterly transactions report must be submitted within 30 days of each quarter end; and each Employee must provide all transactions within that quarter.

•	There are two exceptions to the quarterly transaction reporting requirement:

o	You do not need to submit a report for transactions that are made pursuant to an “automatic investment plan” and

o	You do not need to submit a report if you do not have any direct or indirect control over that account for which there was a transaction.

▪	Please note that you likely need to submit some information to the CCO on the accounts held for your direct or indirect benefit but for which you do not have any direct or indirect control.

▪	You must consult with the CCO on accounts held for your indirect or direct benefit which are managed on a discretionary basis by a third party money manager. The CCO likely will require you to provide additional information on this account, per guidance provided by the SEC.

•	Employees may use the attached Exhibit D Form of Personal Securities Quarterly Transaction Reporting or

•	Employees may use broker trade confirmations, so long as all the information noted above is provided in the broker reports.

o	Each Employee may arrange for duplicate copies of all trade confirmations, and Personal Account statements to be sent directly from the broker-dealer or other custodian to SAM NY, attention Chief Compliance Officer.

o	Certain private securities transactions may not be subject to such holdings by a broker or custodian and therefore not subject to the receipt of duplicate copies; these transactions must be pre-cleared (see Preclearance section) and must be reported by the Employee in the quarterly transaction Exhibit F; and the accounts must be reported in Annual Holdings Reports.

D.	DUPLICATE CONFIRMATIONS AND STATEMENTS

As referenced above, each Employee must certify initially and annually to their holdings (see above section). Where an Employee uses duplicate brokerage statements for the holdings reports and/or transaction reports, each Employee must additionally certify to SAM NY that all relevant holdings and transactions have been reported to SAM NY.

Employees must use the attached Exhibit F Form for Annual Attestation for Holdings and Transaction Reports to certify compliance that all relevant holdings and transactions have been disclosed to SAM NY.

E.	SECURITIES TRANSACTION PROHIBITIONS AND REQUIREMENTS

SAM NY’s personal trading policies govern Employees’ trading in any financial instrument treated as a security for investment purposes and any related instrument. Securities, therefore, encompass a broad array of investments including: stocks, bonds, futures, currencies, options, warrants, financial commodities, other derivative products and interests in privately placed offerings, limited partnerships or other entities.

Overall Restrictions : Prohibited Transactions

•	Employee transactions may not be effected in any security for which the Employee has insider information.

•	No Employee may purchase or sell, directly or indirectly, for his or her account (i) any security that to his or her knowledge the Firm is buying or selling for advisory accounts, or (ii) any security that to his or her knowledge is under active consideration by the Firm for its advisory accounts.

Restricted List; Prohibited Transactions

The CCO, with the assistance of the President, will maintain a security specific (not company specific) Restricted List. Generally quarterly, if there are any securities on the Restricted List, the CCO shall distribute to all Employees as appropriate the Restricted List.

•	Employees are prohibited from personally transacting in the securities on the Restricted List.

Pre-Clearance Requirements: Private/Limited Placements, Initial Public Offerings (IPOs) and Over De Minimis Transactions

•	Employees must seek and obtain from the CCO written pre-clearance approval to transact:

in any bonds of any amount excluding US treasuries.

➢	in securities where the transaction involves an amount of or exceeding $25,000.00 for equity transactions

➢	in any private/limited placements

➢	in any initial public offering

•	Employees must submit his or her pre-clearance request on the attached Exhibit G Pre- Clearance Request Form.

•	Once approval is obtained, the Employee must transact in that security on the day the pre- clearance request is approved. In the event that the Employee does not transact or complete the transaction on the day approval is obtained, the Employee must seek pre-clearance approval to transact in that security.

VIII.	GIFTS AND ENTERTAINMENT

General Principles

1.	Employees should conduct themselves in such manner as to avoid defacing SAM NY’s image and reputation when giving or receiving gifts and/or entertainment.

2.	Each individual should understand what constitutes an appropriate gift or entertainment per this Code of Ethics.

3.	Overall, Employees may not give or accept any gift, gratuity, entertainment or other thing of value from any person or entity that does business, or desires to do business, with SAM NY that would have the appearance or possible appearance of creating a conflict of interest by either party. Gifts and entertainment in exchange for a contract or reduced pricing, for example, presents as a conflict of interest, and—prior to giving or receiving such—the Employee must consult with the CCO. The CCO likely will deny the giving or receiving. As usual, when in doubt, consult with the CCO.[3]

4.	The following procedures additionally apply. Exceptions may be made by the CCO, following consultation with the Employee’s supervisor.

Gifts

1.	The receipt of cash or cash equivalents (e.g., gift certificates, etc.) is strictly prohibited.

2.	Limits and Reporting

a.	Employees must report to the CCO all gifts, whether given or received, with a value equal to or over $100 per event.

b.	Employees may only give or receive gifts that collectively do not exceed an aggregate value of $500 per year per Employee.

c.	Employees should use attached Exhibit H Form For Gift and Entertainment Reporting.

3 Although SAM NY does not currently have US government entity or union clients/investors, the United States has (as do many other countries) strict laws and rules governing gifts and/or entertainment to and from such clients/investors. Therefore, to the extent such becomes relevant, employees must seek and obtain prior written approval from the CCO before giving or receiving any gift/entertainment to/from any official of a government, retirement plan, union, or similar official.

3.	Exceptions You are not required to report gifts of nominal value (e.g., golf balls, baseball hats, golf shirts, umbrellas, pens, etc.) that contain the giver’s company logo.

Entertainment

1.	Entertainment, as opposed to a gift, is when both the host (giver) and receiver are present. Where the host is not present, the value is considered a gift, and Employees must follow the above protocols regarding gifts.

2.	You may attend business meals, sporting events and other entertainment events, so long as the expense is reasonable, appropriate (e.g., no “adult entertainment”), and the events are not excessive in cost and/or frequency.

Examples of events that may be considered an unreasonable would include “marquee events” such as the World Series, Super Bowl, premier concerts, and vacation trips.

3.	Employees may provide entertainment to persons with whom we do or with whom we would like to do business. These events must be reasonable in value (e.g., no “marquee events”), appropriate (e.g., no adult entertainment), and not so frequent to question the propriety. Further, such events that present as a conflict of interest—there is an anticipated quid pro quo—Employees must first consult with the CCO before attending such an event.

4.	Limits and Reporting

a.	Employees must report to the CCO all entertainment, whether given or received, with a value equal to or over $100 per event.

b.	Employees may only give or receive entertainment that collectively does not exceed an aggregate value of $500 per year per Employee.

c.	Employees should use attached Exhibit H Form For Gift and Entertainment Reporting.

IX.	CONTACT WITH THE MEDIA

Employees and other persons working on behalf of SAM NY are contacted by members of the media from time to time with inquiries about public or non-public matters regarding SAM NY, its business and clients, or other matters. Inquiries may come from national or international media, industry and trade press, or other media outlets. Such contacts may be formal or informal encounters. Employees must follow the protocols listed below:

•	Only those senior officers who have experience in dealing with the press are authorized to respond to media inquiries.

o	All other Employees are strictly prohibited from providing information received as an Employee of SAM NY to members of the media, unless they have received prior authorization in writing.

•	Any media inquiry must be immediately referred to and coordinated with the President or Chief Compliance Officer.

o	The President or CCO will then determine whether a response to the inquiry is desirable and to identify the appropriate spokesperson.

X.	POLITICAL CONTRIBUTIONS

The SEC has a strict law governing political contributions by advisers and their employees, known as the Pay to Play Rule. The Rule expressly applies when the adviser has or is soliciting government entity clients or investors. There are severe consequences for violations of the Pay to Play Rule, including forfeiture of advisory fees for 2 years that otherwise could have been collected from the advisory client/investor.

Currently, SAM NY does not have any US government entity clients or investors.

However, before any SAM NY Employee solicits for SAM NY or any affiliate any government entity investor, the Employee must consult with the CCO and obtain written approval to proceed with the solicitation. The CCO needs reasonable time to assess implications of the Pay to Play Rule.

XI.	USE OF CONSULTANTS AND REPRESENTATIVES

Properly utilized, consultants, representatives, agents, distributors, and other individuals or organizations providing professional services to SAM NY (“representatives”) may be able to assist SAM NY in achieving its legitimate business objectives. However, SAM NY personnel must take steps to ensure that SAM NY’s use of such representatives does not violate applicable U.S. law, including the Foreign Corrupt Practices Act of 1977, as amended, or applicable provisions of foreign law. Such representatives must respect applicable laws and regulations, SAM NY’s internal policies, and the terms of their consulting agreements, including requirements concerning conflicts of interest and confidentiality.

In order to assure such compliance and otherwise assure that in all of its transactions SAM NY shall function in accordance with the highest ethical standards and in strict observance of the laws applicable wherever it or its affiliates are doing business, both here and abroad, SAM NY personnel shall adhere to SAM NY policies issued from time to time concerning the selection, terms of engagement and compensation to be paid to such representatives, including required due diligence, approvals and contract provisions.

XII.	EQUAL EMPLOYMENT OPPORTUNITY

SAM NY is committed to a policy of equal employment opportunity so as to assure that there shall be no discrimination or harassment against an Employee or applicant on the grounds of race, color, religion, gender, age, sexual preference, physical handicap, national origin, or any other factor made unlawful by applicable laws and regulations. This policy relates to all phases of employment including recruitment, hiring, placement, promotion, transfer, compensation, benefits, training, educational, social and recreational programs and the use of the Firm’s facilities. The provisions of this policy cover personnel action in all job categories and at all levels.

XIII.	HEALTH, SAFETY AND ENVIRONMENT

SAM NY is committed to compliance with applicable U.S. and foreign laws and regulations that apply to its operations, including those concerning health, safety and environment. Employees will make every reasonable effort to ensure that SAM NY’s place of business is safe for the public and its Employees. A healthy and safe workplace and environment is not just the responsibility of SAM NY or management, it also demands the attention of every Employee.

Employees shall follow SAM NY policies and directives relating to matters of health and safety and maintenance of environmental standards. Employees are expected to use common sense and good judgment in dealing with such matters.

XIV.	EMPLOYEE TRAINING

The Chief Compliance Officer will conduct periodic training sessions, as appropriate, to help all Employees fully understand our Code of Ethics and their related responsibilities and obligations thereunder. All Employees will receive advance notice of these training sessions and attendance is mandatory unless specifically excused by the Chief Compliance Officer.

XIII.	REPORTING CODE OF ETHICS VIOLATIONS & REMEDIAL ACTIONS

Per the express provision of the Code of Ethics Rule, Employees who are or become aware of any violation of this Code of Ethics, must report such violation immediately to the CCO.4

All Employees shall promptly report to the CCO (or supervisor or member of Management if the employee cannot report to the CCO) all apparent violations of this Code. The CCO (or other) shall promptly report to the President all material violations of the Code.

4 If the Employee believes the CCO is involved in the violation or the Employee otherwise has reason to not be able to report to the CCO, the Employee must report to the President, or other member of management.

The President, upon consultation with the CCO (or alternate, per footnote 3), shall consider the facts and circumstances and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.

The President, with CCO consultation (or alternate, per footnote 3) will (i) investigate the incident and the cause of the alleged violation, (ii) discuss the incident with the appropriate Firm personnel, including senior management if warranted, (iii) determine a corrective course of action, if appropriate, and (v) keep a record of all violations of this Code of Ethics and of any corrective action taken as a result thereof.5

Employees who violate the provisions of this Code are subject to disciplinary action which may include, but is not limited to, a letter of reprimand, disgorgement of profits, imposition of a fine, suspension or termination.

SAM NY maintains a “no retaliation” policy against Employees who report in good faith alleged violations of the Code to the CCO (or to management if the CCO is believed to be involved in the possible violation).

SAM NY maintains a “whistleblower” policy. Any employment contract or agreement that contains retaliatory provisions or otherwise requires the reporting of instances of impropriety, fraud or violations of law at the firm exclusively to the firm and its senior management and/or otherwise prohibits the reporting, either directly or indirectly, to any regulatory body, such as the Securities and Exchange Commission, shall be deemed null and void. The provisions of this whistleblower policy, particularly with respect to non-retaliation, shall supersede any employment or other agreements, either written or verbal, regardless of the execution date of any such agreement.

If SAM NY discovers any violation of these guidelines by itself or any of its officers or employees, SAM NY shall take appropriate action in accordance with its bylaw and disciplinary procedures and report such violation and the action taken to the Representative Financial Company (ultimate parent company) within thirty (30) days after the end of the quarter which the date of discovery falls.

If the Representative Financial Company discovers a violation under paragraph above and recom mends that an action is taken to prevent the recurrence thereof, SAM NY shall investigate such violation and take appropriate action.

5 A list of all records required to be maintained in connection with the Code is set forth in Exhibit I Required Records Related to Code of Ethics.

XIV.	INTERPRETATIONS AND EXCEPTIONS

Any questions regarding the applicability, meaning or administration of this Code should be referred to and addressed by the CCO. Exceptions from the provisions set forth in the Code may be granted by the CCO if, in his or her judgment, the equities dictate the exception.

DEFINITIONS

A.       “Employee” means any employee, director, officer, and consultants who are advised that they are subject to SAM NY’s Code of Ethics.

B.       “Security” shall mean any note, stock, treasury stock, shares issued by registered open-end investment companies, exchange traded funds, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

C.       “Covered Security” shall mean a Security as defined in item B above (in effect, all securities) except that it shall not include:

•	Direct obligations of the government of the United States, such as U.S. Treasury bonds;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds, such as variable insurance products; and
•	Shares issued by open-end funds, such as open-end mutual funds.[6] Note that this exception only extends to open-end funds registered in the United States and does not include transactions and holdings in shares of both affiliated and unaffiliated closed- end funds, nor in offshore funds. These latter categories are both reportable. Exchange Traded Funds are also considered Covered Securities.
•	529 Plans for which the adviser or a control affiliate does not manage, distribute, market or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan that is a college savings plan.

6 If SAM NY or an Employee provided investment advice or controlled an open-end fund then such fund would also be reportable. However, such relationships are not anticipated to exist at SAM NY. Any Employee must inform the Chief Compliance Officer of any such advisory or control relationship with an open-end fund.

D.       “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares, a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, an indirect pecuniary interest in securities generally includes, but is not limited to, securities held by members of a person’s immediate family sharing the same household provided, however, this presumption of beneficiary ownership may be rebutted, a person’s interests in securities held in certain trusts, a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership, a person’s right to receive dividends that is separated or separable from the underlying securities (otherwise a right to receive dividends alone shall not represent a pecuniary interest) and a person’s right to acquire securities through the exercise or conversion of any derivative security whether or not presently exercisable. A person will not be deemed to be the beneficial owner of portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

E.       “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

F.       “Limited Offering” shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933. This may include so-called hedge fund investments or generally investments in private securities.

G.       “Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

H.       “Security held or to be acquired” by an Advisory Client means (a) any Covered Security which (i) is or has been held by an Advisory Client or (ii) is being or has been considered by an Advisory Client or SAM NY for purchase by an Advisory Client; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this Code.

EXHIBIT A: ATTESTATION OF COMPLIANCE WITH CODE OF ETHICS

By signing below, I attest that:

I have received, read, and understand SAM NY’s Code of Ethics (the “Code”).

I have complied and attest that I will continue to comply with the requirements of the Code.

By:
(Signature)

Name:
(Please Print)

Title:

Date:

Date Submitted to the Chief Compliance Officer: ________________________

Reviewed by the Chief Compliance Officer:

Signature: _______________________________

EXHIBIT B. CONFLICT OF INTEREST DISCLOSURE STATEMENT

Employees who become aware of any possible conflict of interest involving the Employee and/or his/her family members or persons living in the Employee’s household must report it to the CCO.

The following is, to the best of my knowledge, a complete statement of the situation or conflict of interest between the interests of myself and/or any member of my immediate family or person living in my household (either directly or indirectly, alone or together with any person, group, or entity) on the one hand and Samsung Asset Management (New York), Inc. on the other hand.

(Additional signed sheets may be attached, if necessary.)

I understand that I am obligated to submit a new Disclosure Statement when changed or new circumstances warrant.

By:
(Signature)

Name:
(Please Print)

Title:

Date:

Date Submitted to the Chief Compliance Officer: ________________________

Reviewed by the Chief Compliance Officer:

Signature: _______________________________

EXHIBIT C. FORM FOR OUTSIDE BUSINESS ACTIVITIES

Employee Name and Title: ________________________

Date: __________________________

The following describes the outside business activity/ies with which I am associated.

The following describes the outside business activity/ies for which I seek approval from SAM NY to engage in.

By:
(Signature)
(Please Print)

Date:

Date Submitted to the Chief Compliance Officer: ________________________

Reviewed by the Chief Compliance Officer:

Signature: _______________________________

EXHIBIT D. FORM FOR PERSONAL SECURITIES INITIAL AND ANNUAL HOLDINGS REPORT*

Name of Employee: ________________________

Date Report Submitted**: _____________________

Date of Information Covered by Report**: ______________________

Please check all that apply:

___________ I do not currently have any securities holdings to report.

___________ I hereby attach statements of securities holdings and these represent all of my securities holdings.

___________ I hereby attach statements of securities holdings and also supplement these statements with information provided below.

Title and Type of Security*** (see descriptions next page) Include exchange ticker symbol or CUSIP number, as applicable	Number of Shares or Principal Amount	Name of Broker-Dealer or Bank where Securities Account is Maintained

(Additional sheets may be attached, if necessary.)

Please see next page.

Discretionary, Third Party Managed Accounts

Employees may not need to report accounts for which they do not have any direct or indirect access or control.

___________ I do not have any discretionary third party managed accounts.

___________ I do have discretionary third party managed accounts and I am able to control, influence, or direct actions in this account. (These accounts must be reported, per above.)

___________ For each discretionary third party managed account for which I rely on an exception from reporting holdings, I certify that “Yes” is the answer to all of the following:

1.	I have disclosed the existence of each account to the Firm.

2.	The trustee or third party discretionary manager is an independent professional and NOT an affiliate of SAM NY, my personal friend, or my relative.

3.	I have no direct or indirect influence or control over such account.

4.	I have not suggested that any trustee or third-party manager of the account make any particular purchases or sales of securities during the past year.

5.	I have not directed any trustee or third-party manager of the account to make any particular purchases or sales of securities during the past year.

6.	I have not consulted with the trustee or third-party manager as to the particular allocation of investments to be made during the past year.

7.	I understand that SAM NY may request reports on holdings and/or transactions for third party management accounts at any time.

* If duplicate brokerage statements are provided to the CCO, these may be attached to this form, however please execute this form and fill out all information in this form that is not provided in the duplicate brokerage statement(s). Each employee must ensure that all holdings are reported, including those that do not appear in any brokerage statement, such as private securities holdings (for example, hedge funds and other limited partnerships. Please consult the Code of Ethics to ensure that all holdings and all securities in the holdings are properly reported.

** The initial Holdings Report is due no later than 10 days after the person is hired or otherwise becomes an Employee and the information must be current as of a date no earlier than 45 days prior to the date the person is hired or otherwise becomes an Employee. Thereafter, each Employee must submit an Annual Holdings Report on or before January 30 of each year and the information must be current as of a date no earlier than December 31st of the prior year.

*** The reporting requirements set forth herein apply to accounts beneficially owned, directly or indirectly, by each Employee (for which there is a requisite level of control). There is a presumption the reporting must include accounts of immediate family members or other persons living in the same household. Consult with the CCO to coordinate if these family member accounts need to be reported or if the Employee can document that that presumption is overcome. Consult with the CCO if there are other accounts for which the Employee has an indirect beneficial interest, to similarly document that, for example, the Employee does not have the requisite control over the account(s). Unless otherwise notified by the Firm, the holdings reporting requirements apply to all types of securities. Employees are not required to submit any Holdings Report with respect to (i) any securities held in accounts over which the person has no direct or indirect influence or control, or (ii) transactions effected pursuant to an automatic investment plan.

I certify that the above (_________with attachments) (_________without any attachments) is a complete list of the accounts through which I hold or can hold any securities, including all accounts I own, or in which I have current direct or indirect beneficial interest.

I have read and understand my responsibilities under the Code of Ethics regarding Initial and Annual Holdings Reports.

By:
(Signature)

Name:
(Please Print)

Title:

Date:

Date Submitted to the Chief Compliance Officer: ________________________

Reviewed by the Chief Compliance Officer:

Signature: _______________________________

EXHIBIT E. FORM FOR PERSONAL SECURITIES QUARTERLY TRANSACTIONS REPORT*

Name of Employee: ________________________

Date Report Submitted**: ________________________

For Calendar Quarter Ended**: _____________________________

Please check all that apply:

____________ I or my family member opened a new brokerage account or closed an account during the last quarter. (I hereby attach brokerage statement of the new brokerage account or closed account)

____________ I do not have any securities transactions to report.

____________ I hereby attach brokerage statements that contain all the required information.

____________ I hereby attach brokerage statements and also supplement these statements with information provided below.

Date of Transaction	Title and Type of Security*** Include, as applicable, exchange ticker symbol or CUSIP number, interest rate and maturity date	Number of Shares or Principal Amount	Nature of Transaction (e.g., purchase, sale or other type of acquisition or disposition)	Price at which Transaction was Effected	Name of Broker-Dealer or Bank with or through which Transaction was Executed

(Additional sheets may be attached, if necessary.)

*All Employees are required to file personal securities Quarterly Transaction Reports with the Chief Compliance Officer on a quarterly basis in the form required by the Firm’s Code of Ethics. However, no person shall be required to submit this Quarterly Transaction Report if this form would duplicate information contained in brokerage trade confirmations or account statements that the Firm maintains in its records, provided that the Firm has received such confirmations or statements within 30 days after the end of the applicable calendar quarter. For any transactions outside of the brokerage trade confirmation or account statements that the Firm maintains, such as private placements, you must use this form.

** The Quarterly Transaction Report must be submitted no later than 30 days after the end of each calendar quarter. The reports shall cover all of the person’s personal securities transactions during the previous calendar quarter.

*** The reporting requirements set forth herein apply to securities beneficially owned, directly or indirectly, by each Employee and by all of his or her immediate family members or other persons living in the same household. Unless otherwise notified by the Firm, the reporting requirements apply to personal trading by Employees in all types of securities. Employees are not required to submit any Transaction Report with respect to (i) any securities held in accounts over which the person has no direct or indirect influence or control, or (ii) transactions effected pursuant to an automatic investment plan.

I certify that the above ( with attachments) ( without any attachments) provides all the required information regarding my quarterly transactions.

I have read and understand my responsibilities under the Code of Ethics regarding Quarterly Transaction Reports.

By:
(Signature)

Name:
(Please Print)

Title:

Date:

Date Submitted to the Chief Compliance Officer: ________________________

Reviewed by the Chief Compliance Officer:

Signature: _______________________________

EXHIBIT F. ANNUAL ATTESTATION FOR HOLDINGS AND TRANSACTIONS REPORTING

By my signature below, I affirm and attest (a) I have reviewed my personal holdings reporting and personal trading reporting requirements under SAM NY’s Code of Ethics, (b) I understand my distinct obligations to submit holdings reports and transaction reports and (c) I submitted all necessary reports with complete and accurate information.

By:
(Signature)

Name:
(Please Print)

Title:

Date:

Date Submitted to the Chief Compliance Officer: ________________________

Reviewed by the Chief Compliance Officer:

Signature: _______________________________

EXHIBIT G. FORM FOR PRE-CLEARANCE REQUEST

Name:

Date:

Security:

Quantity:

Buy ______ Sell ______

Did you transact in the security within the past 30-days? Yes ______ No ______

Is the amount of the transaction $25,000.00 or less for equity transactions Yes ______ No ______

To your knowledge, is the Firm considering transacting in this security (equity or debt) on behalf of a client or any proprietary account? Yes ______ No ______ No knowledge ______

To your knowledge, does the Firm hold this security (equity or debt) in a proprietary account and/or does a client hold this security (equity or debt) in a client account managed by the Firm? Yes ______ No ______ No knowledge ______

I request approval to transact in the above-mentioned security.

__________________

Signature of Employee

Approved ______ Denied ______

__________________

Compliance Officer

EXHIBIT H. FORM FOR GIFT AND ENTERTAINMENT REPORTING

Employee Name: ________________________________

Date: ________________________________

Gifts

Description of Gift: _________________________________________

Approximate Value: _________________________________________

Name of Giver and Firm: _________________________________________

Entertainment

Description of Entertainment (e.g., lunch, golf, etc.): ____________________

Approximate Value: _________________________________________

Location (e.g., name of restaurant, golf course, etc.): ____________________

Name of Host and Firm: _________________________________________

Please complete and forward to the Chief Compliance Officer.

_____________________

Signature of Employee

_____________________

Compliance Officer

Date:

EXHIBIT I. REQUIRED RECORDS RELATED TO CODE OF ETHICS

Under Rule 204-2 of the Advisers Act, the Firm is required to maintain the following records in connection with its Code of Ethics:

•	A copy of the Firm’s code of ethics that is in effect, or at any time within the past five years was in effect.

•	A record of any violation of the code of ethics, and of any action taken as a result of the violation.

•	A record of all written acknowledgments by Employees with respect to their receipt of the Firm’s Code of Ethics. These records shall be maintained for each person who is currently, or within the past five years was, an Employee of the Firm.

•	A record of each Holdings Report and each Transactions Report (or brokerage account statements or confirmations in lieu thereof) submitted by the Firm’s Access Persons.

•	A record of the names of each of the Firm’s Access Persons. These records shall include persons who are currently, or within the past five years were, Access Persons of the Firm.

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons either in an initial public offering or in a private placement transaction. Such records shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.